For further information contact:
	John Schoen	Jack Seller
	CFO	Public Relations
	PCTEL	PCTEL
	(773) 243-3000	(773) 243-3016
jack.seller@pctel.com
Robert Suastegui Joins PCTEL as Vice President and General
Manager, Global Sales and Marketing
Former Motorola Exec Strengthens PCTEL Executive Team
Chicago, IL —May 29, 2007 — PCTEL, Inc. (NASDAQ:PCTI), a leader in wireless broadband solutions, announced today that Bob Suastegui is assuming responsibility for global sales at PCTEL. During Bob’s career with Motorola he has managed sales in Asia and Latin America and the U.S. He led Motorola’s worldwide iDEN™ sales team and, most recently, the sales team for one of Motorola’s largest carrier customers. In his new capacity as Vice President and General Manager, Global Sales and Marketing, the regional vice presidents and corporate marketing department will report directly to him. Mr. Suastegui will report to PCTEL’s Chairman and CEO, Marty Singer, who has been managing global sales. Mr. Suastegui will join PCTEL on June 4.
“Bob is a seasoned veteran with demonstrated performance on an international stage,” said Marty Singer, PCTEL’s Chairman and CEO. “He will help us develop a professional and effective sales engine that will be instrumental in our efforts to aggressively grow our revenue. We are all very excited about Bob’s decision to join our team,” added Singer.
PCTEL maintains worldwide distribution for antennas, high-performance scanning receivers, and software connectivity and IMS products. The company distributes products through large distributors, VARs, OEM partners, and directly to carriers and the enterprise market. Last year, the company posted nearly $80 million in product sales with overall revenues of almost $87 million.
“I’m delighted to be part of the PCTEL team,” said Bob Suastegui, PCTEL’s Vice-President and General Manager of Global Sales and Marketing. “Marty and his team have built an exciting company with a global footprint and I’m committed to accelerating our growth by building a world-class sales organization and expanding our business outside of the United States,” added Suastegui.

About PCTEL
PCTEL, Inc. (Nasdaq:PCTI), which is headquartered in Chicago, is a global leader in wireless broadband solutions. The company’s Broadband Technology Group (BTG) includes Antenna Products and RF Solutions. PCTEL’s BTG designs, distributes, and supports innovative antenna solutions for public safety applications, unlicensed and licensed wireless broadband, fleet management, network timing, and other GPS applications. Its portfolio of OEM receivers, receiver based products and interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s Mobility Solutions’ software tools provide secure, access independent, remote connectivity to the Internet and IMS software for converged handsets.
The company’s products are sold or licensed to wireless carriers, wireless ISPs, distributors, system integrators, wireless test and measurement companies, wireless network equipment, handset manufacturers, and government agencies. PCTEL protects its technology with a strong intellectual property portfolio and broad cross-licensing agreements. For more information, please visit the company’s web site at: http://www.pctel.com.
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